Earnings Release April 30, 2013
Holly Energy Partners, L.P. Reports First Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported financial results for the first quarter of 2013. For the quarter, distributable cash flow was $32.4 million, down $4.2 million, or 11% compared to the first quarter of 2012. HEP announced its 34th consecutive distribution increase on April 25, 2013, raising the quarterly distribution from $0.47 to $0.4775 per unit, representing a 7% increase over the distribution for the first quarter of 2012.
Net income attributable to Holly Energy Partners for the first quarter was $18.4 million ($0.21 per basic and diluted limited partner unit) compared to $21.8 million ($0.30 per basic and diluted limited partner unit) for the first quarter of 2012. This decrease in earnings is due principally to lower pipeline shipments resulting from major maintenance turnarounds at both HollyFrontier's Navajo refinery and Alon's Big Spring refinery that had a significant impact on pipeline and terminal volumes. Also operating costs and expenses increased.
Commenting on the first quarter of 2013, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “Although our distributable cash flow and earnings were down in the first quarter, they were near expected levels due to the major refinery maintenance work performed at HollyFrontier's Navajo refinery and at Alon's Big Spring refinery.  With these two refinery turnarounds now completed, shipments through our pipelines have increased, returning to pre-turnaround throughput rates.  Looking forward, positive industry fundamentals combined with HEP's strong asset base and our planned capital projects should drive continued growth in our distributable cash flow.”
First Quarter 2013 Revenue Highlights
Revenues for the quarter were $74.3 million, a $5.9 million increase compared to the first quarter of 2012. This is principally due to a $5.0 million increase in deferred revenue realized, increased shipments on the UNEV Pipeline and the effect of annual tariff increases. However, major maintenance performed at two of the refineries we serve significantly impacted revenue and resulted in overall pipeline volumes being down 6% compared to the three months ended March 31, 2012.

•
Revenues from our refined product pipelines were $27.1 million, an increase of $2.8 million primarily due to the effects of a $5.6 million increase in deferred revenue realized, increased revenues of $1.7 million from increased volumes on the UNEV Pipeline and the effect of annual tariff increases. Shipments averaged 147.1 thousand barrels per day (“mbpd”) compared to 161.5 mbpd for the first quarter of 2012, with the decrease due principally to the major maintenance performed at the two refineries.

•	Revenues from our intermediate pipelines were $6.2 million, a decrease of $0.9 million, on shipments averaging 120.8 mbpd compared to 123.6 mbpd for the first quarter of 2012.

•
Revenues from our crude pipelines were $11.6 million, an increase of $1.0 million, on shipments averaging 145.9 mbpd compared to 153.7 mbpd for the first quarter of 2012. Although crude pipeline shipments were down, revenues from our crude pipelines increased due to annual tariff increases, increased volumes on certain pipeline segments and minimum quarterly revenue billings on segments where volumes decreased.

•
Revenues from terminal, tankage and loading rack fees were $29.4 million, an increase of $2.9 million compared to the first quarter of 2012. This increase is due principally to increased tankage revenues. Refined products terminalled in our facilities averaged 315.7 mbpd compared to 314.6 mbpd for the first quarter of 2012.

Revenues for the three months ended March 31, 2013 include the recognition of $6.7 million of prior shortfalls billed to shippers in 2012, as they did not meet their minimum volume commitments within the contractual make-up period. As of March 31, 2013, deferred revenue in our consolidated balance sheet was $5.4 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system will not have the necessary capacity for shipments in excess of guaranteed levels, or when shipping rights expire unused over the contractual make-up period.
Cost and Expense Highlights
Operating costs and expenses were $43.3 million for the three months ended March 31, 2013, representing an increase of $6.4 million over the same period of 2012. This increase is due to higher maintenance costs incurred to coincide with refinery turnaround, environmental accruals and employee costs.
Interest expense was $12.5 million for the three months ended March 31, 2013, representing increases of $2.1 million over the respective period of 2012 due to higher year-over-year debt levels.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1015237.
An audio archive of this webcast will be available using the above noted link through May 14, 2013.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate additional operations in the future successfully;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2013 and 2012.

	Three Months Ended March 31,		Change from
	2013	2012	2012
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$16,770	$14,856	$1,914
Affiliates – intermediate pipelines	6,172	7,045	(873)
Affiliates – crude pipelines	11,579	10,545	1,034
	34,521	32,446	2,075
Third parties – refined product pipelines	10,343	9,469	874
	44,864	41,915	2,949
Terminals, tanks and loading racks:
Affiliates	26,991	24,085	2,906
Third parties	2,443	2,415	28
	29,434	26,500	2,934
Total revenues	74,298	68,415	5,883
Operating costs and expenses:
Operations	25,865	20,475	5,390
Depreciation and amortization	14,154	14,300	(146)
General and administrative	3,232	2,039	1,193
	43,251	36,814	6,437
Operating income	31,047	31,601	(554)

Equity in earnings of SLC Pipeline	657	831	(174)
Interest expense, including amortization	(12,484)	(10,405)	(2,079)
Interest income	103	—	103
Loss on early extinguishment of debt	—	(2,596)	2,596
Gain on sale of assets	2,022	—	2,022
	(9,702)	(12,170)	2,468
Income before income taxes	21,345	19,431	1,914
State income tax expense	(56)	(75)	19
Net income	21,289	19,356	1,933
Allocation of net loss attributable to Predecessors	—	1,861	(1,861)
Allocation of net loss (income) attributable to noncontrolling interests	(2,890)	557	(3,447)
Net income attributable to Holly Energy Partners	18,399	21,774	(3,375)
General partner interest in net income, including incentive distributions(1)	(6,231)	(5,503)	(728)
Limited partners’ interest in net income	$12,168	$16,271	$(4,103)
Limited partners’ earnings per unit – basic and diluted:(1)	$0.21	$0.30	$(0.09)
Weighted average limited partners’ units outstanding	56,990	54,722	2,268
EBITDA(2)	$44,990	$45,426	$(436)
Distributable cash flow(3)	$32,385	$36,555	$(4,170)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	94,148	97,226	(3,078)
Affiliates – intermediate pipelines	120,777	123,568	(2,791)
Affiliates – crude pipelines	145,926	153,662	(7,736)
	360,851	374,456	(13,605)
Third parties – refined product pipelines	52,986	64,287	(11,301)
	413,837	438,743	(24,906)
Terminals and loading racks:
Affiliates	260,242	262,230	(1,988)
Third parties	55,459	52,383	3,076
	315,701	314,613	1,088
Total for pipelines and terminal assets (bpd)	729,538	753,356	(23,818)

(1)
Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $6.0 million and $5.2 million for the three months ended March 31, 2013 and 2012, respectively. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization (excluding Predecessor amounts). EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended March 31,
	2013	2012
	(In thousands)
Net income attributable to Holly Energy Partners	$18,399	$21,774
Add (subtract):
Interest expense	11,105	8,760
Interest Income	(103)	—
Amortization of discount and deferred debt charges	530	371
Loss on early extinguishment of debt	—	2,596
Increase in interest expense - non-cash charges attributable to interest rate swaps	849	1,274
State income tax	56	75
Depreciation and amortization	14,154	14,300
Predecessor depreciation and amortization	—	(3,724)
EBITDA	$44,990	$45,426

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of billed crude revenue settlement and maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended March 31,
	2013	2012
	(In thousands)
Net income attributable to Holly Energy Partners	$18,399	$21,774
Add (subtract):
Depreciation and amortization	14,154	14,300
Predecessor depreciation and amortization	—	(3,724)
Amortization of discount and deferred debt charges	530	371
Loss on early extinguishment of debt	—	2,596
Increase in interest expense - non-cash charges attributable to interest rate swaps	849	1,274
Increase (decrease) in deferred revenue attributable to shortfall billings	(1,224)	(592)
Billed crude revenue settlement	918	918
Maintenance capital expenditures*	(2,335)	(307)
Other non-cash adjustments	1,094	(55)
Distributable cash flow	$32,385	$36,555

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	March 31,	December 31,
	2013	2012
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$18,193	$5,237
Working capital	$32,315	$11,826
Total assets	$1,398,186	$1,394,110
Long-term debt	$811,913	$864,674
Partners' equity(4)	$412,604	$352,653

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $305.5 million would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Douglas S. Aron, Executive Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
M. Neale Hickerson, Investor Relations
Holly Energy Partners, L.P.
214/954-6511